Exhibit (h)(xxxiii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K



                               MTB GROUP OF FUNDS
                              5800 Corporate Drive
                           Pittsburgh, PA  15237-1900



June 19, 2007


Boston Financial Data Services, Inc.
2 Heritage Drive
N. Quincy, Massachusetts  02171
Attn: Legal Department


RE:   FAX-IN PROCESSING INSTRUCTIONS


Each of the investment companies listed on Schedule A, including each series thereof, to the Transfer Agency and Services Agreement between Boston Financial Data Services, Inc. (the "Transfer Agent") and such investment companies (each, a "Fund") dated October 1, 2005, as amended (the "Agreement"), hereby authorizes and instructs the Transfer Agent to accept facsimile transaction requests received from the broker/dealers and third-party administrators ("TPAs") set forth on Schedule A hereto.

With regard to facsimile transaction requests for a change in wiring instructions or for redemptions, the proceeds of which are to be paid to third parties or wired to a different account, per the UCC Article 4A Security Procedures referenced in the Agreement, a call back to an approved person at the Funds, as agreed to by the Funds and the Transfer Agent, other than the facsimile transmitting party, is sufficient to verify the authenticity of such request.

In consideration of honoring the Fund's instruction above, the Transfer Agent, its agents and subcontractors shall be entitled to the indemnification protections afforded under the Agreement.

MTB GROUP OF FUNDS                      Acknowledged by:

                                        BOSTON FINANCIAL DATA
                                        SERVICES, INC.

BY:  /s/ Judith J. Mackin               BY:  /s/ Sherri Cavallo
NAME:  Judith J. Mackin                 NAME:  Sherri Cavallo
TITLE:  Vice President                  TITLE:  Vice President

                                   SCHEDULE A


I.    List of Investment Companies

      MTB Group of Funds


II.   List of TPAs

      MTB Shareholder Services
      (Corrections pursuant to the Funds' As-Of Procedures; and Post-Cut-Off Instructions)

      MTB Trust Department
      (Corrections pursuant to the Funds' As-Of Policies)

      Pershing
      (Estimated daily total net trades)

      State Street Bank
      (AIG/Sunamerica trades)

      M & T Securities
      (Exceptions processing, including manual settlements)

      Nationwide
      (Pursuant to procedure attached hereto)

Nationwide Procedures

Background Information
Each quarter Nationwide has scheduled a liquidation of their MTB Funds. There are two funds that the proceeds come out, MTB Aggressive Growth Fund II and the MTB Conservative Growth Fund II. The day that the money comes out varies from the 25th to the 26th. See the below schedule for the date.

The quarterly distribution of these trades has been worked out between MTB and State Street Bank. It is important to liquidate the monies on the date they request which should be referenced on their letter of instructions.

Procedure
An email is sent from Nationwide to Kim Grealish, Maureen Rivieccio and Joan Rutigilano the day before the liquidation. A response will be sent by one of the above three associates acknowledging receipt of the email and instructing Nationwide to fax in the request the day they want the liquidation to occur. AWD fax in number 1-781-796-7901.

The instructions from Nationwide will detail the fund, account number, date of the trade, the amount and where to wire the money.

Schedule
One March 26th, 2007 Nationwide to begin the liquidation of their initial investment of $300,000 plus appreciation in $75,000 increments over the next four quarters from the MTB Aggressive Growth Fund II
      a.    March 26th, 2007         = $75,000
      b.    June 25th, 2007    = $75,000
      c.    September 25th, 2007= $75,000
      d.    December 26th, 2007=$75,000 plus remaining appreciation

One March 26th, 2007 Nationwide to begin the liquidation of their initial investment of $200,000 plus appreciation in $75,000 increments over the next four quarters from the MTB Conservative Growth Fund II
      a.    March 26th, 2007         = $50,000
      b.    June 25th, 2007    = $50,000
      c.    September 25th, 2007= $50,000
      d.    December 26th, 2007=$50,000 plus remaining appreciation

Contacts
MTB
Kathy Capodagli
Kcapodagli@mandtbank.com

Nationwide
Greg Trotter
Trotteg@nationwide.com
614-249-5391

Mark Merritt Sr. Relationship Manager
Merritm1@nationwide.com
860-231-9519